True Leaf Brands Inc. CEO Letter to Shareholders

Vernon, British Columbia - June 8, 2021 - To True Leaf Brands Inc. (CSE: MJ) (OTC Pink: TRLFF) (FSE: TLAA) ("True Leaf" or the "Company") shareholders,

"True Leaf 2.0" has emerged from a challenging 2020 as a Company with a promising future ahead. We believe our restructuring last year allowed us to prepare and launch a new strategic plan on strong financial footing.

We hit the ground running in Q1 2021, unveiling our plan to create a first-of-its-kind craft cannabis hub designed to help micro-cultivators establish their business and enter the legal retail market.

In March, we were excited to see our new mission to support the craft cannabis community receive strong investor support and closed an initial oversubscribed $1.5 million (CAD) private placement.

This successful raise kicked off a busy Q2 2021 at True Leaf. In April, we announced the launch of cannabis operations at our Lumby facility and received preliminary subdivision approval for our cannabis business park.

Join us in bringing quality craft cannabis to market

Earlier this month, True Leaf announced an opportunity for the public to invest in our plan that zeroes in on an enormous opportunity - capturing consumers from the multi-billion-dollar grey market.

It is our belief today's consumers have a strong preference for craft-grown cannabis. They are disappointed in the result of legalization in 2018 - retail markets flooded with low-quality, over-priced, and often irradiated cannabis. True Leaf plans on solving the problem by collaborating with BC's craft growers to bring quality cannabis to the regulated market.

With the proceeds from the offering, we plan to become one of the industry's leading providers of seed-to-shelf solutions for micro-cultivators. With key infrastructure and resources already in place, we believe True Leaf is poised for rapid growth.

What's next for True Leaf

We hope you will join True Leaf in disrupting Canada's cannabis industry! We have launched both a traditional private placement and an equity crowdfunding offering so institutional investors and the general public all have the opportunity to invest in the Company's innovative business model.

Cannabis is all about community - we want to give everyone the chance to become shareholders and a part of our vision.

To learn more about investing in True Leaf, please visit: invest.trueleafbrands.com.

Thank you for your support.

Regards,

Darcy Bomford, CEO

About the Company

True Leaf  is a Licensed Producer of cannabis preparing to launch a program to provide seed-to-shelf solutions for micro-cultivators. The program will operate from the Company's 40-acre property in Lumby, B.C., Canada, and will provide a full suite of in-house production, processing, and packaging services to the burgeoning craft cannabis community.

To learn more, visit www.trueleafbrands.com.

Investor Contact:

Nick Foufoulas

ir@trueleafbrands.com

250.275.6063 ext. 201

Media Inquiries: media@trueleafbrands.com

Cautionary and Forward-Looking Statements

This foregoing contains "forward-looking statements" including, among other things, statements relating to the completion and timing of the proposed offering, the expected use of proceeds from the offering, and the expected market for craft cannabis products. Generally, forward-looking information can be identified by the use of forward-looking terminology such as "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "might" or "will be taken", "occur" or "be achieved". Forward-looking information is subject to known and unknown risks, uncertainties, and other factors that may cause the actual results, level of activity, performance, or achievements of True Leaf to be materially different from those expressed or implied by such forward-looking information, including but not limited to: the final terms of the offering, prevailing market conditions, the anticipated capital raised under the offering, which could differ based upon market conditions, the anticipated use of the net proceeds of the offering, which could change as a result of market conditions or for other reasons, the impact of general business, economic, competitive, geopolitical and social uncertainties; regulatory risks; and other risks related to the cannabis industry. Forward-looking statements in this statement are expressly qualified by this cautionary statement. The forward-looking statements of the Company are made as of the date of this release, and the Company undertakes no obligations to update publicly or to revise any of the included forward-looking statements, whether because of new information, future events, or otherwise, except as expressly required by applicable securities law.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall it constitute an offer, solicitation, or sale in any jurisdiction in which such offer, solicitation, or sale would be unlawful. Any offers of the securities will be made only by means of an offering memorandum and an applicable exemption from registration and prospectus requirements. In the United States, the Offering is available solely to accredited investors under Rule 506(c) of Regulation D ("Rule 506(c)") promulgated by the Securities and Exchange Commission ("SEC") under the United States Securities Act of 1933 (the "1933 Act"). All securities to be issued in connection with the offering will be subject to statutory restrictions on resale for a period of four-months-and-one-day from the date of issuance in Canada and the statutory period under Rule 144 of the 1933 Act.

The Canadian Securities Exchange (operated by CNSX Markets Inc.) has in no way passed upon the merits of the proposed Transaction and has neither approved nor disapproved of the contents of this press release.